SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2006

COMMUNITY BANCORP

(Exact name of registrant as specified in its charter)

Nevada	000-51044	01-0668846
(State of other jurisdiction of Incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification No.)

400 South 4th Street, Suite 215, Las Vegas, Nevada 89101

(Address of principal executive offices)

(702) 878-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 28, 2006, Community Bancorp, a Nevada corporation (“Community”), and Valley Bancorp, a Nevada corporation (“Valley”), issued a joint press release announcing that they have entered into an Agreement to Merge and Plan of Reorganization (the “Merger Agreement”) dated June 28, 2006, under which Community will acquire Valley for approximately $137 million in consideration consisting of Community common stock and cash, subject to an aggregate consideration mix of 75% stock and 25% cash, subject to adjustment. The transaction is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code, as amended.

Community also announced that Barry Hulin, President and CEO of Valley, would become Executive Vice President of Corporate Development of Community Bank of Nevada, Community’s wholly owned bank subsidiary, upon completion of the acquisition. In addition, Dan H. Stewart, a current Valley board member, will join the Community board of directors upon completion of the acquisition.

Pursuant to the terms of the definitive agreement, Valley stockholders will have the option to receive $46.00 per share in cash, shares of Community common stock, or a combination of cash and stock subject to an aggregate consideration mix of 75% stock and 25% cash, subject to adjustment as described in the definitive agreement. The consideration is subject to adjustment such that Valley stockholders will receive $46.00 per share if the average closing price for Community’s stock for the 20 trading days ending three days prior to closing is valued between $28.26 and $34.54. If Community’s 20 day average price is below $28.26 or above $34.54, the per share value to be received by Valley stockholders and the percentages of cash and stock will vary as more fully described in the definitive agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by this reference.

The merger is subject to the approval of both Community’s and Valley’s stockholders, and applicable banking regulators, as well as other customary closing conditions, and is expected to close during the fourth quarter of 2006. In connection with the merger, Community will file a registration statement on Form S-4, which will include a prospectus of Community and a proxy statement for both Community’s and Valley’s special stockholder meetings, with the Securities and Exchange Commission.

Investors and security holders are advised to read the registration statement, prospectus and proxy statement when they become available because they will contain important information about the proposed merger. Investors and security holders may obtain a free copy of the registration statement, prospectus and joint proxy statement (when available) and other documents filed by each of Community and Valley with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. Free copies of the registration statement, prospectus and proxy statement (when available) and other documents filed by Community with the Securities and Exchange Commission may also be obtained by contacting Cathy Robinson, Executive Vice President and Chief Financial Officer, Community Bancorp, 400 South 4th Street, Suite 215, Las Vegas, Nevada 89101. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on Community’s web-site: www.communitybanknv.com. Community posts these reports to its web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Community’s web-site is incorporated into this current report.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

2.1.	Agreement to Merge and Plan of Reorganization, dated June 28, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2006

Community Bancorp

By:	/s/ Edward M. Jamison
Edward M. Jamison
President and Chief Executive Officer

By:	/s/ Cathy Robinson
Cathy Robinson
Chief Financial Officer

Index to Exhibits

2.1	Agreement to Merge and Plan of Reorganization, dated June 28, 2006.